Exhibit l
AMERISTOCK ETF TRUST

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the "Agreement") made this 9th day of March, 2007, by and between Ameristock ETF Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), and Lyons Gate Reinsurance Ltd., an insurance company organized under Bermuda law (the "Subscriber").

l. The Subscriber subscribes for and agrees to purchase from the Trust 800 shares of each of the Ameristock/Ryan 1-Year Treasury ETF, Ameristock/Ryan 2-Year Treasury ETF, Ameristock/Ryan 5-Year Treasury ETF, Ameristock/Ryan 10-Year Treasury ETF and Ameristock/Ryan 20-Year Treasury ETF, each a series of the Trust, for a purchase price of $25.00 per share.

2. The Subscriber represents and warrants that the shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof. The Subscriber is purchasing the shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its shares.

3. This Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust. No series of the Trust will be liable for any claims against any other series.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the date first above written.

Lyons Gate Reinsurance Ltd.

Signature: /s/ Nicholas D. Gerber
By: Nicholas D. Gerber
Title: Vice President and Chief Investment Officer

Ameristock ETF Trust

Signature: /s/ Nicholas D. Gerber
By:  Nicholas D. Gerber
Title: President and Treasurer